Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Dunkin’ Brands Group, Inc. of our report dated April 29, 2011 relating to the financial statements of B-R 31 Ice Cream Co. Ltd. for the fiscal year from January 1 2010 to December 31, 2010, which appears in Dunkin' Brands Group, Inc. Annual Report for the fiscal year ended December 29, 2012.

/s/ PricewaterhouseCoopers Aarata
Tokyo, Japan
March 29, 2013